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Exhibit 99.1

MICHAEL BINGLE OF SILVER LAKE PARTNERS JOINS GARTNER, INC. BOARD OF DIRECTORS

STAMFORD, Conn. October 25, 2004 - Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, announced today that Michael Bingle, a managing director of Silver Lake Partners and a member of its investment committee, has been elected to Gartner's board of directors.

Mr. Bingle succeeds David Roux, also a managing director of Silver Lake Partners and a Gartner board member since 2001. Mr. Roux, a co-founder of the Silver Lake Partners private equity partnership, resigned from the board, citing time commitments to other Silver Lake investment activities. Glenn H. Hutchins, another Silver Lake co-founding partner and a Gartner director since 2000, continues to serve on the 10-member Gartner board.

"Mike Bingle has been closely involved with Glenn Hutchins and me in the management of Silver Lake's investment in Gartner for several years," Mr. Roux said. "Mike knows the company, its leadership, and its business plans extremely well and will be a great addition to the Gartner board. His participation along with Glenn's underscores Silver Lake's continuing commitment to the company and its future."

Mr. Bingle's term as director will expire in 2006. He joined Silver Lake Partners in January 2000. He was previously a principal with Apollo Management, L.P., a private investment partnership, and an investment banker with Goldman, Sachs & Company.

SAFE HARBOR STATEMENT

Statements in this press release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

ABOUT GARTNER:
Gartner, Inc. (NYSE: IT and ITB) is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has more than 3,500 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide For more information, visit www.gartner.com.